Exhibit 4.1

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT  (this “Agreement”) dated as of                      , 200  , by and between Warren Resources, Inc., a Delaware corporation (“Warren”), and [name of LLC], a Delaware limited liability company (the “Company”) (Warren and the Company individually a “Party,” and collectively the “Parties”).

W I T N E S S E T H

WHEREAS, the Company was organized to be the successor to [insert name of the limited partnership], a Delaware limited partnership (the “Partnership”); and

WHEREAS, the Company’s Amended and Restated Limited Liability Agreement, dated                      , 200   (the “LLC Agreement”), provides for two classes of membership interests, one class being “Standard Membership Interests” to be held by “Standard Members,” and the second class being “Preferred Membership Interests” to be held by “Preferred Members” (as those terms are defined in the LLC Agreement); and

WHEREAS, pursuant to a conversion under the laws of the State of Delaware, Warren (the general partner of the Partnership) exchanged its general partnership interest in the Partnership for a Standard Membership Interest, thereby making a capital contribution to the Company and becoming a Standard Member of the Company, and each limited partner of the Partnership exchanged its limited partnership interest in the Partnership for either a Standard Membership Interest or a Preferred Membership Interest, thereby making a capital contribution to the Company and becoming a Standard Member of the Company or a Preferred Member of the Company, as the case may be; and

WHEREAS, pursuant to this Agreement, Warren shall issue to the Company            shares of Warren Series A 8% Cumulative Convertible Preferred Stock (the “Preferred Stock”) as an additional capital contribution (the “Warren Additional Capital Contribution”) in exchange for an additional Standard Membership Interest in the Company (the “Warren Additional Standard Membership Interest”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof applicable to each of them, hereby agree as follows:

ARTICLE I

The Issuances by Warren and the Company

SECTION 1.01. The Warren Additional Capital Contribution. Warren shall make the Warren Additional Capital Contribution by issuing to the Company the Preferred Stock, which Preferred Stock shall have a stated value of $12 per share, and a total value of $              , and which total value shall be equal to the fair market value of all of the Preferred Membership Interests held by the Preferred Members.

SECTION 1.02. The Warren Additional Membership Interest. In exchange for the Warren Additional Capital Contribution, the Company shall issue to Warren the Warren Additional Standard Membership Interest.

SECTION 1.03.  Terms of the Preferred Stock. The Preferred Stock shall have the rights, preferences, terms and conditions in accordance with the Certificate of Designation attached hereto as Exhibit A and made a part hereof.

ARTICLE II

The Closing

SECTION 2.01. The Closing. The closing hereunder (the “Closing”) shall take place at the offices of Warren, 489 Fifth Avenue, New York, NY 10017.

SECTION 2.02. Transactions To Be Effected at the Closing. At the Closing, Warren shall deliver to the Company a certificate for the Preferred Stock registered in the name of the Company, and the Company shall deliver to Warren a certificate for the Warren Additional Standard Membership Interest registered in the name of Warren.

ARTICLE III

Representations and Warranties of Warren

Warren hereby represents and warrants to the Company as of the date of this Agreement, as follows:

SECTION 3.01 Experience. Warren is experienced in evaluating companies such as the Company, is able to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in the Warren Additional Standard Membership Interest, and has the ability to bear the economic risks of such investment.

SECTION 3.02 Nature of Investment. Warren is acquiring the Warren Additional Standard Membership Interest for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. Warren understands that the Warren Additional Standard Membership Interest has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law, by reason of a specific exemption from the registration provisions of the Securities Act and the state securities laws, respectively, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Warren further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any part of the Warren Additional Standard Membership Interest. Warren understands and acknowledges that the offering of the Warren Additional Standard Membership Interest pursuant to this Agreement will not be registered under the Securities Act or under the state securities laws on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act and any applicable state securities laws.

SECTION 3.03. Rule 144. Warren acknowledges that the Warren Additional Standard Membership Interest must be held indefinitely unless subsequently registered under the Securities

Act and any applicable state securities laws or an exemption from such registration is available and the transfer thereof is otherwise permitted under the LLC Agreement. Warren is aware of the provisions of Rule 144 promulgated under the Securities Act that permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Warren covenants that, in the absence of an effective registration statement covering the Warren Additional Standard Membership Interest, Warren will sell, transfer, distribute or otherwise dispose of the Warren Additional Standard Membership Interest only in a manner consistent with its representations and covenants set forth in this Section 3 and those set forth in the LLC Agreement. In connection therewith, Warren acknowledges that the Company will make a notation on its books regarding the restrictions on transfer set forth in this Section 3 and will transfer Warren Additional Standard Membership Interest on the books of Company only to the extent not inconsistent therewith.

SECTION 3.04. No Public Market. Warren understands that no public market now exists for the Warren Additional Standard Membership Interest, and that there may never be a public market for the Warren Additional Standard Membership Interest.

SECTION 3.05. Accredited Investor. Warren is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

ARTICLE IV

Representations and Warranties of the Company

The Company hereby represents and warrants to Warren as of the date of this Agreement, as follows:

SECTION 4.01. Experience. The Company is experienced in evaluating companies such as Warren, is able to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in the Preferred Stock, and has the ability to bear the economic risks of such investment.

SECTION 4.02. Nature of Investment. The Company is obtaining the Preferred Stock investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. The Company understands that the Preferred Stock has not been registered under the Securities Act or any state securities law, by reason of a specific exemption from the registration provisions of the Securities Act and the state securities laws, respectively, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Company further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any part of the Preferred Stock. The Company understands and acknowledges that the offering of the Preferred Stock pursuant to this Agreement will not be registered under the Securities Act or under the state securities laws on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act and any applicable state securities laws.

SECTION 4.03. Investment Purposes.  The Company acknowledges its understanding that the issuance of the Preferred Stock is intended to be exempt from registration under the Securities Act, and the rules and regulations in effect thereunder.  In furtherance thereof, the Company has no intention of engaging in a public distribution of any of the Preferred Stock. The Company understands that no public market now exists for the Preferred Stock, and that there may never be a public market for the Preferred Stock.

SECTION 4.04. Accredited Investor. The Company was not formed for the specific purpose of making this investment in Warren and is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to Warren such further assurances of such status as may be reasonably requested by Warren.

SECTION 4.05. Restrictive Legend.  Each certificate representing the Preferred Stock (and any common stock issuable upon conversion of the Preferred Stock) shall bear a legend substantially in the following form:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

ARTICLE V

Covenants

SECTION 5.01. Reasonable Best Efforts. Each Party shall, and shall cause its affiliates to, use its reasonable best efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third persons necessary or appropriate to permit the Warren Additional Capital Contribution to be completed.

SECTION 5.02.  Post-Closing Cooperation. The Parties shall cooperate with each other, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other after the Closing, and each Party shall reimburse the other Party for reasonable out-of-pocket costs and expenses incurred in assisting such other Party pursuant to this Article V.

SECTION 5.03. Further Assurances. From time to time, as and when requested by any party,

each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.01 hereof), as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Warren, executing and delivering to the Company such assignments, deeds, bills of sale, consents and other instruments as the Company or its counsel may reasonably request as necessary or desirable for such purpose.

ARTICLE VI

General Provisions

SECTION 6.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Warren or the Company without the prior written consent of the other Party; provided, however, that Warren may assign this Agreement and its rights and obligations hereunder to any entity controlling, controlled by or under common control with, Warren, or to any entity that acquires Warren by purchase of stock or by merger or otherwise, or by acquiring all or substantially all of Warren’s assets, provided that any such assignee succeeds to all of the rights and is subject to all of the obligations of Warren under this Agreement. Any attempted assignment in violation of this Section 6.01 shall be null and void ab initio.

SECTION 6.02. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties and such assigns, any legal or equitable rights hereunder.

SECTION 6.03. Interpretation; Exhibits and Schedules; Certain Definitions. The headings contained in this Agreement and in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

SECTION 6.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to each of the other Party.

SECTION 6.05. Entire Agreement. This Agreement and the LLC Agreement contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the LLC Agreement.

SECTION 6.06. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 6.07. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party. By an instrument in writing, either Party may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

SECTION 6.08. Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, or any transaction contemplated hereby or thereby. Each Party may commence any such action, suit or proceeding only in either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth Section 6.09 hereof shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 6.08. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby and thereby in the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York, and further irrevocably and unconditionally waives the right to plead or claim, in any such court, that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 6.09. Addresses. The address of Warren is 489 Fifth Avenue, 32nd Floor, New York, NY 10017, and the address of the Company is Suite 23, 801 East 4th, Gillette, Wyoming 82716.

SECTION 6.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

IN WITNESS WHEREOF, Warren and the Company have duly executed this Agreement as of the date first written above.

[Name of the LLC]
By: Warren Resources, Inc.,
its Managing Member

By:
Name:	Norman F. Swanton
Title:	Chairman & Chief Executive Officer

WARREN RESOURCES, INC.

By:
Name:	Norman F. Swanton
Title:	Chairman & Chief Executive Officer